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 FORM 3                                                   OMB APPROVAL
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


(Print or Type Response)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    DEGAN       ROBERT                        Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)               CaminoSoft Corp/CMSF               (Month/Day/Year)
     (Last)     (First)     (Middle)          November 6, 2000           ----------------------------------
   600 Hampshire Road, Suite 105           ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
             (Street)                         Number of Reporting           (Check all applicable)              Group Filing (Check
   Westlake Village, CA        91361          Person (Voluntary)           X   Director          10% Owner      Applicable Line)
--------------------------------------                                   -----            -----                X    Form filed by
      (City)      (State)      (Zip)       ----------------------------        Officer           Other       -----  One Reporting
                                                                         ----- (give      -----  (specify           Person
                                                                               title below)      below)             Form filed by
                                                                                                             -----  More than One
                                                                         ----------------------------------         Reporting Person
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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   Common Stock                                     12,000                          D
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Reminder: Report on a separate line for each class of securities beneficially owned indirectly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
10410602v1                                                                                                           SEC 1473 (7-96)

 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Explanation of Responses:






**    Intentional misstatements or omissions of facts constitute              By: /s/ ROBERT DEGAN                   October 4, 2001
      Federal Criminal Violations.                                               ---------------------------------   ---------------
                                                                                     Robert Degan
                                                                                   **Signature of Reporting Person        Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
10410656v1
        SEC 1473 (7-96)                                                                                                       Page 2
